                                                                     EXHIBIT 8.1

                         [Latham & Watkins Letterhead]


                                 August 4, 1998


American Cellular Corporation
1336 Basswood Street, Suite F
Schaumburg, Illinois  60173

         Re:  Registration Statement on Form S-4
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Ladies and Gentlemen:

          You have requested our opinion concerning the material federal income tax consequences expected to result to holders from the exchange of the 10 1/2% Senior Notes due 2008 of American Cellular Corporation (the "Company"), in connection with the Registration Statement on Form S-4 filed with the Securities
and Exchange Commission (the "Commission") on August 4, 1998 (File No. 333-   )
(the "Registration Statement").

          The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, it is our opinion that the material federal income tax consequences are accurately set forth under the heading "Material Federal Income Tax Considerations" in the Registration Statement. No opinion is expressed as to any matter not discussed therein.

          This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.

          This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm under the heading "Material Federal Income Tax Considerations."

                                         Very truly yours,

                                         /s/ Latham & Watkins